FOR IMMEDIATE RELEASE
February 16, 2012

Genesis Energy, L.P. Reports Fourth Quarter and Full Year 2011 Results

HOUSTON – (BUSINESS WIRE) – Genesis Energy, L.P. (NYSE: GEL) today announced its fourth quarter and annual results. Results for the quarterly and annual periods included the following:

•
For the fourth quarter of 2011, we generated total Available Cash before Reserves of $37.3 million, an increase of $8.1 million, or 28%, over the fourth quarter of 2010.  For the full year of 2011, we generated Available Cash before Reserves of $138.2 million compared to $101.5 million for 2010. Available Cash before Reserves is a non-GAAP measure that is defined and reconciled later in this press release to its most directly comparable GAAP financial measure, net cash provided by operating activities.  Net cash provided by operating activities was $19.2 million and $56.4 million for the fourth quarters of 2011 and 2010, respectively, and $58.3 million and $90.5 million for the full years of 2011 and 2010, respectively.  The decreases in net cash by operating activities primarily reflect higher working capital requirements during the 2011 periods.

•
The Partnership reported net income for the quarter ended December 31, 2011 of $7.8 million compared to a net loss of $74.7 million for the quarter ended December 31, 2010.  Net income per common unit was $0.10 for the 2011 fourth quarter.  Included in net loss in the 2010 quarterly period was $75.6 million related to non-cash management compensation expense that was borne entirely by our general partner.  As a result, our common unitholders’ share of our net income for the fourth quarter of 2010 was $1.0 million, or $0.02 per unit.

•
For the year ended December 31, 2011, we had net income of $51.2 million. For the year ended December 31, 2010, we had a net loss attributable to the Partnership of $48.5 million. Net income per common unit for the year ended December 31, 2011 was $0.75.    Included in the 2010 annual period was $76.9 million of non-cash management compensation expense borne by our general partner.  Net income allocable to our common unitholders was $19.9 million, or $0.49 per unit for 2010.

•
Our performance allowed us to make a distribution in February of $0.44 per unit, a 10% increase over the 2010 fourth quarter distribution.  This represents the twenty-sixth consecutive quarter in which Genesis has increased its distribution.  During this period, twenty-one of these quarterly increases have been 10% or greater year-over-year.

Grant Sims, CEO said “We successfully completed several growth initiatives and strategic acquisitions during 2011 and into early 2012.  In August, we expanded our black oil service capabilities by adding 30 barges and 14 push boats to our existing fleet.  In fact, earlier this week, we purchased outright the seven barges that had been subleased since the transaction had closed.”

 “We also increased our crude oil and refined products service capabilities in shale play areas through the acquisition of refining and pipeline assets in the Niobrara play in Wyoming and continue work on the expansion of our crude oil infrastructure in Texas, enhancing our ability to provide services in the Eagle Ford production area and the refinery complexes in the Houston/Texas City area. We are in the process of increasing our fleet of trucks to complement our expanding pipeline and terminal services.”

 “Last month, we completed the acquisition of interests in several Gulf of Mexico crude oil pipeline systems from Marathon Oil Corporation and announced plans with Enterprise Products Partners, L.P. to build a crude oil gathering pipeline in the deepwater Gulf of Mexico. The acquired pipelines from Marathon will complement our existing and our planned infrastructure and enhance our ability to provide attractive capacity and market optionality to producers for their existing and future developments as well as our refining customers onshore in Texas and Louisiana.  Our planned pipeline with Enterprise will allow us to interconnect with existing shallow-water pipelines for delivery of crude oil produced from world-class domestic reservoirs to multiple refinery markets in the Gulf Coast.”

”In addition to these initiatives, we have recently begun construction of a new crude-by-rail unloading terminal connected to our existing oil pipeline at Walnut Hill, Florida. This facility will be capable of handling unit train shipments of oil for direct deliveries to one refinery customer and indirect delivery, through third-party common carriers, to potentially multiple other markets in the southeast.  We anticipate the facility to be fully operational in the third quarter of 2012.  Finally, we have also initiated construction of a 16-inch diameter loop of our existing oil pipeline into Texas City, supported by a term contract with one of our refining customers, which will allow us to significantly expand our total service capabilities into the Texas City area by in the second quarter of 2013.”

Sims concluded, “The fundamentals of our businesses are strong and the opportunities in front of us are great.  For 2012, we are targeting to continue the trend of delivering at least 10% year-over-year growth in distributions to our unitholders while maintaining a conservative and flexible capital structure.  It goes without saying that our growth and success in enhancing long-term value for our unitholders would not be possible without the contribution of our employees and their dedication to safe, responsible and efficient operations.”

Financial Results

Comparison Fourth Quarter 2011 to Fourth Quarter 2010

Available Cash before Reserves (a non-GAAP measure) increased to $37.3 million in the fourth quarter of 2011 as compared to $29.2 million for the same period in 2010.  The primary components impacting Available Cash before Reserves are Segment Margin, corporate general and administrative expenses (excluding non-cash charges), interest expense and maintenance capital expenditures.  Variances from the 2010 fourth quarter in these components are explained as follows:

Segment Margin

Segment Margin is defined and reconciled later in this press release to income before income taxes.  During the 2011 fourth quarter, Segment Margin increased $11.1 million over the 2010 fourth quarter reflecting increases in all of our segments. For the fourth quarters of 2011 and 2010, segment results were as follows:

	Pipeline	Refinery	Supply &
	Transportation	Services	Logistics	Total
	(in thousands)
Segment Margin (1)

Three months ended December 31, 2011	$17,269	$19,731	$15,742	$52,742

Three months ended December 31, 2010	$14,549	$17,255	$9,873	$41,677

(1)
Segment Margin was calculated as revenues less cost of sales, operating expenses and segment general and administrative expenses, plus our share of the distributable cash generated by our joint ventures.  Segment Margin excludes the non-cash effects of our stock appreciation rights plan and unrealized gains and losses from derivative transactions, and includes the non-income portion of payments received under direct financing leases.  A reconciliation of Segment Margin to income before income taxes is presented for periods presented in the table at the end of this release.

Pipeline transportation Segment Margin increased $2.7 million, or 19%, between the fourth quarter periods.  Our share of the distributable cash generated by Cameron Highway Oil Pipeline increased $1.5 million from the 2010 fourth quarter as a result of owning an interest in the pipeline for a full quarter in 2011, although extended maintenance and planned improvements by a producer at a field connected to the pipeline reduced volumes throughout the fourth quarter. Overall throughput increased on our onshore crude oil pipeline systems by 4,832 barrels per day increasing oil tariff revenues by $1.4 million.

Our refinery services Segment Margin increased $2.5 million, or 14%, in the 2011 quarter compared to the same period in 2010.  NaHS sales volumes increased by 2,577 dry short tons (DST) from 38,384 DST in the fourth quarter of 2010 to 40,961 DST in the fourth quarter of 2011.  Revenues increased 26% to $58.5 million during the 2011 fourth quarter primarily as a function of the increase in the average index price for caustic soda.  Market prices for caustic soda increased from an average of approximately $425 per DST in the fourth quarter of 2010 to an average of approximately $575 per DST during the fourth quarter of 2011.  Our cost of sales increased correspondingly to the rise in the average index price for caustic soda.

Supply and logistics Segment Margin increased $5.9 million, or 59%, between the quarters. The primary factor for Segment Margin increasing quarter-over-quarter was the addition of the black oil barge transportation business acquired in August 2011.  Increased volumes, operating efficiencies and changes we made in some of our existing crude oil and petroleum products commercial arrangements increased Segment Margin.  Additionally, increased production from new sources of crude oil has increased the demand for our services.

Other Components of Available Cash

Corporate general and administrative expenses included in the calculation of Available Cash before Reserves increased by $1.8 million due to an increase in personnel resulting in greater salaries and benefits expenses and costs related to technology systems support.   Interest expense in the 2011 fourth quarter was also greater than in the 2010 period due to issuance of unsecured notes in November 2010 to finance our investment in Cameron Highway Oil Pipeline.  This additional financing was the primary factor in the $2.9 million increase in our interest costs.  Also affecting Available Cash before Reserves between the fourth quarter periods was an increase in proceeds from the sales of surplus assets of $1.9 million in the 2011 fourth quarter.

Several adjustments to net income attributable to the Partnership are required to calculate Available Cash before Reserves.  The calculation of Available Cash before Reserves for the quarters ended December 31, 2011 and 2010 was as follows:

	Three Months Ended
	December 31, 2011	December 31, 2010
	(in thousands)

Available Cash before Reserves	$37,348	$29,207
Depreciation and amortization	(19,177)	(13,068)
Cash received from direct financing leases not
included in income	(1,194)	(1,087)
Cash effects of sales of certain assets	(1,893)	(19)
Effects of available cash generated by equity method
investees not included in income	(4,756)	(1,610)
Cash effects of equity-based compensation plans	194	517
Non-cash tax benefit (expense)	2,048	(688)
Non-cash equity-based compensation expense	(998)	(78,429)
Expenses related to acquiring or constructing assets
that provide new sources of cash flow	(847)	(10,730)
Unrealized (loss) gain on derivative transactions
excluding fair value hedges	(5,373)	735
Other items, net	1,817	(75)
Maintenance capital expenditures	604	597
Net income (loss) attributable to Genesis Energy, L.P.	$7,773	$(74,650)

Other Components of Net Income

In the fourth quarter of 2011, the Partnership recorded net income of $7.8 million compared to a net loss attributable to the Partnership of $74.7 million for the fourth quarter of 2010. In addition to the factors impacting Available Cash before Reserves, net income included an increase quarter-over-quarter of $6.1 million in depreciation and amortization expense primarily reflecting the acquisition of our black oil barge assets in August.  In addition, we recorded an income tax benefit of $2.0 million during the 2011 fourth quarter compared to an expense of $0.7 million in the prior period. The current period also included a non-cash unrealized loss on derivative instruments of $5.4 million compared to a non-cash unrealized gain of $0.7 in the prior year period.

Non-cash equity-based compensation expense totaled $78.4 million in the 2010 fourth quarter, substantially all of which was borne by our general partner and associated with the elimination of our IDRs. Net loss for the 2010 fourth quarter also included $10.7 million of expenses related to the acquisition of assets, which were primarily one-time transaction costs.   Expense related to non-cash compensation and transaction costs were $1.0 million and $0.9 million, respectively, in the 2011 fourth quarter.

Comparison 2011 to 2010

Available Cash before Reserves for the full year 2011 increased by $36.7 million over the previous year to a total of $138.2 million.  Segment Margin increased by $52.9 million reflecting increases in all of our segments.

Segment Margin

The following table presents selected financial information by segment for the annual reporting periods:

	Pipeline	Refinery	Supply &
	Transportation	Services	Logistics	Total
	(in thousands)
Segment Margin (1)

Year ended December 31, 2011	$67,908	$74,618	$59,975	$202,501

Year ended December 31, 2010	$48,305	$62,923	$38,336	$149,564

(1)
Segment Margin was calculated as revenues less cost of sales, operating expenses and segment general and administrative expenses, plus our share of the distributable cash generated by our joint ventures.  Segment Margin excludes the non-cash effects of our stock appreciation rights plan and unrealized gains and losses from derivative transactions, and includes the non-income portion of payments received under direct financing leases.  A reconciliation of Segment Margin to income before income taxes is presented for periods presented in the table at the end of this release.

Pipeline transportation Segment Margin increased $19.6 million or 41% in 2011 as compared to 2010. Our share of the distributable cash generated by Cameron Highway increased $15.3 million during 2011 as a result of owning our 50% interest in the pipeline for a full year in 2011. Crude oil tariffs increased $4.5 million primarily reflecting increased volumes on our Texas system due to increased demand by one of the refiners connected to our system with capabilities for processing light crude such as that being produced in the Eagle Ford Shale area.

Refinery services Segment Margin increased $11.7 million or 19% between 2011 and 2010.  NaHS sales volumes increased 2% to 147,670 DST in 2011 primarily reflecting increased demand for paper products and packaging materials due to economic improvements in the world’s emerging economies. Revenues increased 33% to $210.4 million during 2011 as a function of the increase in the average index price for caustic soda.  Market prices for caustic soda increased to an average of approximately $513 per DST in 2011 from an average of approximately $353 per DST during 2010.  Our cost of sales increased correspondingly to the rise in the average index price for caustic soda, although this was somewhat offset by the efficiencies gained from our bulk purchase, logistic and storage capabilities, as well as operating efficiencies realized at several of our sour gas processing locations.

Supply and logistics Segment Margin increased $21.6 million or 56% in 2011 primarily due to increased volumes, improved operating efficiencies and modifications to our existing crude oil and petroleum products commercial arrangements. Volumes increased 14% from 2010 due to increased shale oil production and a greater availability of crude oil and heavy-end petroleum products from increased refinery utilization in our operating areas. Greater demand for fuel oil and other heavy-end petroleum products in countries outside the United States helped to sustain the price environment for the products that we sell. Segment Margin also increased year-over-year due to the addition of the black oil barge transportation business acquired in August 2011.

Other Components of Available Cash

Increases in our interest costs of $20.9 million partly offset the increase in Segment Margin. The issuance of $250 million of unsecured notes in mid-November 2010 was the primary reason for the interest expense increase.  These funds were utilized for the acquisition of our interest in Cameron Highway Oil Pipeline.  Additionally, our average debt balance under our revolving credit agreement was greater in 2011 by $8.1 million reflecting new growth initiative projects.

Corporate general and administrative expenses increased by $5.3 million compared to 2010 due to increases in salaries and benefits related to increased personnel.

Other items affecting Available cash before Reserve between 2011 and 2010 were the increase in the cash effects of sales of certain assets of $5.5 million and an increase in maintenance capital expenditures of $1.4 million.

Several adjustments to net income attributable to the Partnership are required to calculate Available Cash before Reserves.  The calculation of Available Cash before Reserves for the years ended December 31, 2011 and 2010 was as follows:

	Year Ended
	December 31, 2011	December 31, 2010
	(in thousands)

Available Cash before Reserves	$138,199	$101,499
Depreciation and amortization	(61,926)	(53,557)
Cash received from direct financing leases not
included in income	(4,615)	(4,203)
Cash effects of sales of certain assets	(6,688)	(1,158)
Effects of available cash generated by equity method
investees not included in income	(16,681)	(2,285)
Cash effects of equity-based compensation plans	2,394	1,350
Non-cash tax benefit (expense)	2,075	(1,337)
Loss of DG Marine in excess of distributable cash	-	848
Non-cash equity-based compensation expense	(311)	(82,979)
Expenses related to acquiring or constructing assets
that provide new sources of cash flow	(4,376)	(11,260)
Unrealized loss on derivative transactions
excluding fair value hedges	(724)	(59)
Other items, net	(335)	1,826
Maintenance capital expenditures	4,237	2,856
Net income (loss) attributable to Genesis Energy, L.P.	$51,249	$(48,459)

Other Components of Net Income

Net income was $51.2 million for 2011 compared to a net loss attributable to the Partnership of $48.5 million for 2010, an increase of $99.7 million. In addition to the factors impacting Available Cash before Reserves, net income included an increase of $8.4 million in depreciation and amortization expense primarily reflecting the acquisition of our black oil barge assets in August 2011.

Non-cash equity-based compensation expense totaled $83.0 million in 2010 reflecting an arrangement between our management team and our general partner resulting in charges of $76.9 million, substantially all of which were borne by our general partner and associated with the elimination of our IDRs. We also incurred transaction costs of $11.3 million in 2010 related to the restructuring of our IDRs and growth projects including the acquisition of our 50% interest in Cameron Highway.  In 2011, transaction costs totaled $4.4 million.

Distributions

We have increased our quarterly distribution rate for twenty-six consecutive quarters.  During this period, twenty-one of those quarterly increases have been 10% or greater year-over-year. Over the last four quarters, we have increased the distribution rate on our common units by a total of $0.04 per unit, or 10%.  Distributions paid over the last four quarters, and the distribution paid on February 14, 2012 for the fourth quarter of 2011, were as follows:

		Per Unit
Distribution For	Date Paid	Amount
Fourth quarter 2011	February 2012	$0.4400
Third quarter 2011	November 2011	$0.4275
Second quarter 2011	August 2011	$0.4150
First quarter 2011	May 2011	$0.4075
Fourth quarter 2010	February 2011	$0.4000

Earnings Conference Call

We will broadcast our Earnings Conference Call on Thursday, February 16, 2012, at 9:00 a.m. Central time.  This call can be accessed at www.genesisenergy.com.  Choose the Investor Relations button.  Listeners should go to this website at least fifteen minutes before this event to download and install any necessary audio software.  For those unable to attend the live broadcast, a replay will be available beginning approximately one hour after the event and remain available on our website for 30 days.  There is no charge to access the event.

Genesis Energy, L.P. is a diversified midstream energy master limited partnership headquartered in Houston, Texas. Genesis’ operations include pipeline transportation, refinery services and supply and logistics.  The Pipeline Transportation Division is engaged in the pipeline transportation of crude oil and carbon dioxide. The Refinery Services Division primarily processes sour gas streams to remove sulfur at refining operations, principally located in Texas, Louisiana, and Arkansas. The Supply and Logistics Division is engaged in the transportation, storage and supply and marketing of energy products, including crude oil, refined products, and certain industrial gases. Genesis’ operations are primarily located in Texas, Louisiana, Arkansas, Mississippi, Alabama, Florida and the Gulf of Mexico.

This press release includes forward-looking statements as defined under federal law.  Although we believe that our expectations are based upon reasonable assumptions, we can give no assurance that our goals will be achieved. Actual results may vary materially.  We undertake no obligation to publicly update or revise any forward-looking statement.

Genesis Energy, L.P.
Condensed Consolidated Statements of Operations - Unaudited
(in thousands except per unit amounts and volumes)

	Three Months Ended	Three Months Ended
	December 31, 2011	December 31, 2010

Revenues	$806,881	$602,243
Costs of sales	763,600	565,364
General and administrative expenses	9,134	89,728
Depreciation and amortization	19,177	13,068
Gain from disposal of surplus assets	(87)	(13)
OPERATING INCOME (LOSS)	15,057	(65,904)
Equity in (losses) earnings of equity investees	(30)	1,433
Interest expense	(9,097)	(9,418)
Income (loss) before income taxes	5,930	(73,889)
Income tax benefit (expense)	1,843	(761)
NET INCOME (LOSS)	$7,773	$(74,650)

NET INCOME PER COMMON UNIT -
BASIC AND DILUTED	$0.10	$0.02

Volume data:
Crude oil pipeline barrels per day (onshore total)	80,813	75,981
Jay Pipeline System barrels per day	18,238	17,006
Texas Pipeline System barrels per day	42,701	36,070
Mississippi Pipeline System barrels per day	19,874	22,905
Cameron Highway barrels per day (offshore total)	110,053	149,270	(1)
Free State CO2 System Mcf per day	180,823	203,460
NaHS dry short tons sold	40,961	38,384
NaOH (caustic soda) dry short tons sold	25,413	26,505
Crude oil and petroleum products sales - barrels per day	68,084	65,273

(1) Represents 100% of joint venture volume from November 23, 2010 to December 31, 2010

Genesis Energy, L.P.
Condensed Consolidated Statements of Operations - Unaudited
(in thousands except per unit amounts and volumes)

	Year Ended	Year Ended
	December 31, 2011	December 31, 2010

Revenues	$3,089,669	$2,101,324
Costs of sales	2,910,554	1,961,733
General and administrative expenses	34,473	113,406
Depreciation and amortization	61,926	53,557
Loss from disposal of surplus assets	264	12
OPERATING INCOME (LOSS)	82,452	(27,384)
Equity in earnings of equity investees	3,347	2,355
Interest expense	(35,767)	(22,924)
Income (loss) before income taxes	50,032	(47,953)
Income tax benefit (expense)	1,217	(2,588)
NET INCOME (LOSS)	51,249	(50,541)
Net loss attributable to noncontrolling interests	-	2,082
NET INCOME (LOSS) ATTRIBUTABLE
TO GENESIS ENERGY, L.P.	$51,249	$(48,459)

NET INCOME PER COMMON UNIT -
BASIC AND DILUTED	$0.75	$0.49

Volume data:
Crude oil pipeline barrels per day (onshore total)	82,712	67,931
Jay Pipeline System barrels per day	16,900	15,646
Texas Pipeline System barrels per day	45,183	28,748
Mississippi Pipeline System barrels per day	20,629	23,537
Cameron Highway barrels per day (offshore total)	120,723	149,270	(1)
Free State CO2 System Mcf per day	169,962	167,619
NaHS dry short tons sold	147,670	145,213
NaOH (caustic soda) dry short tons sold	99,702	93,283
Crude oil and petroleum products sales - barrels per day	69,305	61,012

                       (1) Represents 100% of joint venture volume  from November 23, 2010 to December 31, 2010

Genesis Energy, L.P.
Condensed Consolidated Balance Sheets - Unaudited
(in thousands, except number of units)

	December 31, 2011	December 31, 2010

ASSETS
Cash and cash equivalents	$10,817	$5,762
Accounts receivable, net	237,989	171,550
Inventories	101,124	55,428
Other current assets	26,174	19,798
Total current assets	376,104	252,538
Fixed assets, net	416,925	265,056
Investment in direct financing leases	162,460	168,438
Equity investees	326,947	343,434
Intangible assets, net	93,356	120,175
Goodwill	325,046	325,046
Other assets, net	30,006	32,048
Total Assets	$1,730,844	$1,506,735

LIABILITIES AND PARTNERS' CAPITAL
Accounts payable	$199,357	$165,978
Accrued liabilities	50,071	40,736
Total current liabilities	249,428	206,714
Senior secured credit facilities	409,300	360,000
Senior unsecured notes	250,000	250,000
Deferred tax liabilities	12,549	15,193
Other liabilities	16,929	5,564
Partners' Capital:
Common unitholders	792,638	669,264
Total Liabilities and Partners' Capital	$1,730,844	$1,506,735

Units Data:
Total common units outstanding	71,965,062	64,615,062

RECONCILIATION OF SEGMENT MARGIN TO INCOME (LOSS) BEFORE
INCOME TAXES-UNAUDITED

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
	(in thousands)

Segment margin	$52,742	$41,677	$202,501	$149,564
Corporate general and administrative expenses	(8,417)	(88,884)	(31,685)	(110,058)
Non-cash items included in corporate general and
administrative costs	317	76,281	(72)	78,930
Cash expenditures not included in Adjusted EBITDA	847	7,512	4,376	8,042
Cash expenditures not included in net income	(210)	(556)	(2,476)	(1,493)
DG Marine contribution to segment margin	-	-	-	(6,056)
Adjusted EBITDA	45,279	36,030	172,644	118,929
DG Marine contribution to segment margin	-	-	-	6,056
Depreciation and amortization	(19,177)	(13,068)	(61,926)	(53,557)
Net gain (loss) from disposal of surplus assets	87	13	(264)	(12)
Interest expense, net	(9,097)	(9,418)	(35,767)	(22,924)
Cash expenditures not included in Adjusted EBITDA
or net income	(637)	(6,956)	(1,900)	(6,549)
Adjustment to exclude distributions from equity
investees and include equity in investees net income	(4,756)	(1,610)	(16,681)	(2,285)
Non-cash compensation charges	(998)	(78,429)	(311)	(82,979)
Other non-cash items	(4,771)	(451)	(5,763)	(4,632)
Income (loss) before income taxes	$5,930	$(73,889)	$50,032	$(47,953)

CALCULATION OF NET INCOME PER COMMON UNIT - UNAUDITED
(in thousands, except per unit amounts)
	Three Months Ended
	December 31,
	2011	2010
Numerators for basic and diluted net income
per common unit:
Net income (loss)	$7,773	$(74,650)
Add: Expense allocable to our general partner	-	75,634
Subtotal	7,773	984
Less: General partner 2% ownership	-	(20)
Income available for common unitholders	$7,773	$964

Denominator for basic and diluted per common unit	71,965	43,486

Basic and diluted net income per common unit	$0.10	$0.02

	Year Ended
	December 31,
	2011	2010
Numerators for basic and diluted net income
per common unit:
Net income (loss) attributable to Genesis Energy, L.P.	$51,249	$(48,459)
Less: General partner's incentive distribution
to be paid for the period	-	(8,128)
Add: Expense allocable to our general partner	-	76,923
Subtotal	51,249	20,336
Less: General partner 2% ownership	-	(407)
Income available for common unitholders	$51,249	$19,929

Denominator for basic and diluted per common unit	67,938	40,560

Basic and diluted net income per common unit	$0.75	$0.49

GAAP to Non-GAAP Financial Measure Reconciliation - Unaudited

AVAILABLE CASH BEFORE RESERVES RECONCILIATION TO
NET CASH FLOWS FROM OPERATING ACTIVITIES

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
	(in thousands)

Net cash flows provided by operating
activities (GAAP measure)	$19,161	$56,389	$58,307	$90,463
Adjustments to reconcile net cash flow provided by
operating activities to Available Cash before
Reserves:
Maintenance capital expenditures	(604)	(597)	(4,237)	(2,856)
Proceeds from sales of certain assets	1,980	19	6,424	1,146
Amortization and write-off of debt issue costs	(838)	(584)	(2,940)	(3,082)
Effects of available cash from equity investees not
included in operating cash flows	2,859	914	11,436	1,017
Net loss of DG Marine in excess of
distributable cash	-	-	-	(848)
Expenses related to acquiring or constructing
assets that provide new sources of cash flow	847	10,730	4,376	11,260
Other items affecting Available Cash	(2,250)	(141)	(2,098)	(1,088)
Net effect of changes in operating accounts not
included in calculation of Available Cash	16,193	(37,523)	66,931	5,487
Available Cash before Reserves (Non-GAAP measure)	$37,348	$29,207	$138,199	$101,499

CHANGES IN OPERATING ACCOUNTS NOT INCLUDED IN CALCULATION
OF AVAILABLE CASH BEFORE RESERVES OR ADJUSTED EBITDA - UNAUDITED

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
	(in thousands)
Decrease (increase) in:
Accounts receivable	$(13,853)	$(1,877)	$(66,208)	$(41,648)
Inventories	(11,394)	8,701	(46,151)	(16,870)
Other current assets	(5,113)	(4,867)	(3,598)	(4,036)
Increase (decrease) in:
Accounts payable	16,096	24,898	33,049	47,401
Accrued liabilities	(1,929)	10,668	15,977	9,666
Net changes in components of operating assets
and liabilities	$(16,193)	$37,523	$(66,931)	$(5,487)

ADJUSTED EBITDA RECONCILIATION TO
NET CASH FLOWS FROM OPERATING ACTIVITIES

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
	(in thousands)

Net cash flows provided by operating
activities (GAAP measure)	$19,161	$56,389	$58,307	$90,463
Adjustments to reconcile net cash flow provided by
operating activities to Adjusted EBITDA:
Interest expense, net of amortization and write-off of credit
facility issuance fees	8,259	8,834	32,827	19,842
Income tax expense	205	73	858	1,251
Effects of available cash from equity investees not
included in operating cash flows	2,859	914	11,436	1,017
Cash flows of DG Marine unavailable to the Partnership	-	-	-	(6,056)
Expenses related to acquiring or constructing
assets that provide new sources of cash flow	847	7,512	4,376	8,042
Miscellaneous non-cash and other amounts to reconcile Adjusted
EBITDA and net cash flows provided by operating activities	(2,245)	(169)	(2,091)	(1,117)
Net effect of changes in operating accounts not
included in calculation of Adjusted EBITDA	16,193	(37,523)	66,931	5,487
Adjusted EBITDA (Non-GAAP measure)	$45,279	$36,030	$172,644	$118,929

This press release and the accompanying schedules include non-generally accepted accounting principle (“non-GAAP”) financial measures of available cash and Adjusted EBITDA.  The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated in accordance with generally accepted accounting principles in the United States of America (“GAAP”). Our non-GAAP financial measures should not be considered as alternatives to GAAP measures of liquidity or financial performance.  We believe that investors benefit from having access to the same financial measures being utilized by management, lenders, analysts and other market participants.

Available cash before Reserves. Available Cash before Reserves is a measure used by management to compare cash flows generated by us to the cash distribution paid to our common unitholders.  This is an important financial measure to the external users of financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess: (1) the financial performance of our assets without regard to financing methods, capital structures, or historical cost basis; (2) the ability of our assets to generate cash sufficient to pay interest cost and support our indebtedness; (3) our operating performance and return on capital as compared to those of other companies in the midstream energy industry, without regard to financing and capital structure; and (4) the viability of projects and the overall rates of return on alternative investment opportunities.  Lastly, Available Cash before Reserves (also referred to as distributable cash flow) is the quantitative standard used throughout the investment community with respect to publicly-traded partnerships.  Available Cash before Reserves data presented in this press release may not be comparable to similarly titled measures of other companies as Available Cash before Reserves excludes some, but not all items that affect net income or loss and because these measures may vary among other companies.

We define available cash as net income or loss as adjusted for specific items, the most significant of which are the addition of non-cash expenses (such as depreciation), the substitution of cash generated by our joint ventures in lieu of our equity income attributable to such joint ventures, the elimination of gains and losses on asset sales (except those from the sale of surplus assets) and unrealized gains and losses on derivative transactions, the elimination of expenses related to acquiring assets that provide new sources of cash flows and the subtraction of maintenance capital expenditures, which are expenditures that are necessary to sustain existing (but not to provide new sources of) cash flows.

Adjusted EBITDA.                                Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) is commonly used as a supplemental financial measure by management and external users of our financial statements, such as investors, commercial banks, research analysts and rating agencies.  Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies.  The GAAP measure most directly comparable to Adjusted EBITDA is net cash flows provided by operating activities.

We define Adjusted EBITDA as net income or loss plus net interest expense, income taxes, depreciation and amortization plus other specific items, the most significant of which are the addition of cash received from direct financing leases not included in income, non-cash equity-based compensation expense, expenses related to acquiring assets that provide new sources of cash flow and the effects of available cash generated by equity method investees not included in income.  We also exclude the effect on net income or loss of unrealized gains or losses on derivative transactions.

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Contact:
Genesis Energy, L.P.
Bob Deere
Chief Financial Officer
(713) 860-2516